Exhibit 10.1

Release Agreement

This Release Agreement (this “Release”) is executed pursuant to Section 5(e) of that certain Executive Employment Agreement, dated as of August 31, 2021, (the “Employment Agreement”), between RumbleOn, Inc., a Nevada corporation (“Company”), and Peter Levy (“Executive”) (the “Parties” and each a “Party”). All terms capitalized and not defined herein shall have the meaning given in the Employment Agreement. Executive acknowledges that the Termination Compensation referenced in this Release does not, in any way, extend the period of employment or continuous service beyond the last day of employment or confer any other rights or benefits upon Executive other than what may be set forth expressly herein.

1.          Full and Adequate Consideration. Executive acknowledges and agrees that the Termination Compensation shall constitute full and adequate consideration to which Executive would not otherwise be entitled but for the promises and obligations set forth in this Release, including Executive's waiver and general release of claims against Company, cooperation during any transitional period, and adherence to other post-termination obligations. Executive acknowledges that Company has no further obligation to Executive, including to pay any additional amounts of money or benefits, other than as set forth below in this Section 1.

(a)               Severance Payment. In addition to the Accrued Obligations, subject to the provisions of this Release, Executive shall receive the severance payment provided in the Employment Agreement, as set forth on Schedule 1, which is equivalent to three times (3x) the sum of Executive's Base Salary and the greater of either the (i) highest Annual Bonus the Executive received during the three calendar years prior to the Termination Date or (ii) the Executive’s target Annual Bonus in effect for the year in which termination occurs (the “Severance”). Provided that this Release is timely signed by Executive and not revoked by Executive under the terms hereof, and provided further that Executive resigns from the Board of Directors of Company (the “Board”) and the boards of directors or managers, or any equivalent governing body, of any subsidiary of Company on which Executive serves, in each case on or before the Effective Date (as defined herein), then within two (2) business days of the Effective Date, Company shall: (A) pay to Executive an initial lump sum installment of the Severance in the gross amount of $847,500.00, less applicable taxes and withholdings; and (B) pay the balance of the Severance (the “Remainder Payment”) into a trust established by Company and Washington Trust Bank for the benefit of Executive (the “Rabbi Trust”), which such Rabbi Trust will provide for installment payments of the Remainder Payment to Executive in accordance with the payment schedule provided in the Rabbi Trust, subject to the terms and conditions of Section 6(f) hereof. If Executive does not resign from the Board and such subsidiary boards on or before the Effective Date, then the Severance shall be paid in equal installments over a three (3) year period following the date of Executive’s Separation From Service (as defined by Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder) in accordance with Company's regular payroll cycle, with the first payment commencing upon the pay date immediately following the Effective Date, provided that this Release is timely signed by Executive and not timely revoked by Executive under the terms hereof.

(b)              COBRA Subsidy. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall directly pay the Executive’s monthly COBRA payment for Executive and any of the Executive’s dependents that were participating in in such plan immediately prior to Executive’s termination (the “COBRA Subsidy”). As provided in the Employment Agreement, Company shall provide the COBRA Subsidy until the earliest of: (i) the twenty-four (24) month anniversary of the Termination Date, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage. If Company cannot provide the COBRA Subsidy without violating applicable law or is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health insurance plans, then Company shall pay the Executive an equivalent monthly cash payment such that Executive receives, on an after-tax basis, the same reimbursement amount for COBRA benefits for a period of eighteen (18) months, subject to requirements under § 409A.

(c)               Equity Benefits. Executive shall have automatic and immediate vesting of the equity benefits set forth on Schedule 1, and no other equity benefits, on the Effective Date of this Release. Executive acknowledges and agrees that Executive shall sell, or allow Company to withhold, a portion of vested equity as applicable under the law to fulfill Executive’s income tax obligations due on the vested equity benefits set forth on Schedule 1.

2.             Waiver and Release of Claims.

(a)         General Release. Executive, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, and assigns, to the maximum extent permitted by law, does hereby release and forever discharge the “Company Releasees” hereunder, consisting of RumbleOn, Inc., and each of its past, present and future parents, subsidiaries, divisions, affiliates, predecessors, successors, partners, associates, heirs, assigns, agents, managers, members, directors, officers, employees, representatives, lawyers, insurers, owners, principals, shareholders, employee benefit plans and fiduciaries, administrators, transferees and assigns and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against Company Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. However, the Parties expressly acknowledge that this waiver and release shall not affect Executive's right to a defense by legal counsel and indemnification to the extent such rights otherwise exist under the terms of the Employment Agreement, including Section 20 thereof. The Claims released by Executive in this Section 2(a) include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to:

(i)                    Executive’s employment by or service to Company or any of the other Company Releasees, or the termination thereof;

(ii)                 any alleged breach of the Employment Agreement or Company’s employee handbook, policies or procedures; or

(iii)               any alleged tort, including but not limited to misrepresentation, defamation, interference with business relationships, intentional or negligent infliction of emotional distress, negligence or wrongful discharge.

Notwithstanding the foregoing, this waiver and release shall not apply to or affect Executive’s rights under this Release including, without limitation, any claim against Company and/or Company Releasees for breach or default hereunder.

(b)         Statutory Claims. Executive further knowingly and voluntarily releases and discharges Company Releasees, collectively, separately and severally, for any and all Claims based upon any alleged violation of any federal, state or local statute, ordinance or regulation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended 1991, 42 U.S.C. § 1981; the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA"); the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); the Occupational Safety and Health Act ("OSHA"); the Fair Labor Standards Act ("FLSA"); the Family and Medical Leave Act ("FMLA"); the Equal Pay Act ("EPA"); the Worker Adjustment and Retraining Notification Act ("WARN"); the Immigration Reform and Control Act ("IRCA"); the Sarbanes-Oxley Act; the Federal False Claims Act; the Internal Revenue Code, including Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder; the National Labor Relations Act; and any and all other local, state and/or federal human or civil rights, wage-hour, pension or labor laws, rules, regulations and/or ordinances which relate to employment, discrimination, retaliation, or payment of wages or other compensation or otherwise.

(c)          Release of Claims Under the ADEA. In addition to the foregoing, Executive hereby knowingly and voluntarily releases and discharges Company Releasees, collectively, separately and severally, from and for any and all Claims arising under the Age Discrimination in Employment Act ("ADEA") and/or the Older Workers Benefit Protection Act ("OWBPA"), which Executive and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against any of Company Releasees (such release and waiver referred to as the “ADEA Waiver”). Notwithstanding any other provision or section of this Release, Executive does not hereby waive any rights or claims under the ADEA/OWBPA that may arise after the time Executive signs this Release

(d)           Consideration Period For ADEA Waiver. Executive hereby acknowledges that Executive has been given a period of at least twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) to consider the terms of this Release, that Executive has consulted with an attorney prior to executing this Release, and that Executive has received good and valuable consideration, to which Executive is otherwise not entitled, in exchange for Executive's execution of this Release. Executive and Company acknowledge and agree that any revisions made to this Release after it was initially delivered to Executive were either not material or were requested by Executive, and expressly agree that such changes do not re-start the consideration period described in the preceding sentence.

3.            Non-Interference with Governmental Agency Rights. Executive understands that the terms of this Release, including the provisions regarding waiver and release, and non-disparagement, are not intended to interfere with, or waive, any right or obligation (if any) to file a charge, cooperate, testify, report, or participate in an investigation with any appropriate federal, state or local governmental agency, including the Securities and Exchange Commission ("SEC"), the Equal Employment Opportunity Commission ("EEOC"), the Occupational Safety and Health Administration ("OSHA"), the National Labor Relations Board ("NLRB"), or any other federal, state or local government agency charged with enforcement of any law, rule, or regulation applicable to Company's business ("Governmental Agency"), including the ability to communicate with such agency; the reporting of possible violations of any law, rule or regulation; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; the receiving of an award for information provided to any Governmental Agency; or disclosing or discussing a sexual assault or sexual harassment dispute arising after this Release is signed by Executive. However, Executive acknowledges and understands that by signing this Release, Executive is fully waiving and releasing the right to receive or accept any individual remedy or relief, monetary or otherwise, obtained through the efforts of any such agency on Executive's behalf or on behalf of a class of individuals through which action or proceeding Executive might otherwise have a right or benefit, other than money properly awarded by the SEC as a reward for providing information to the SEC.

4.          Non-Disparagement. Executive agrees that at all times in the future Executive will not disparage Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, whether orally, in writing, or through electronic means such as social media, websites, blog posts or emails; provided, however, that Executive may respond accurately and fully to any inquiry or request for information when required by legal process. Nothing in this Section 4 is intended to, nor should be construed to, limit Executive’s rights as outlined in Section 3 above.

5.            Post-Termination Survival of Restrictive Covenants. Executive acknowledges and understands that, despite Executive's termination of employment, the obligations set forth in Section 7 (Restrictive Covenants) and Section 8 (Confidentiality), and the rights and remedies for breach and enforcement thereof provided in the Employment Agreement, shall remain in full force and effect for the durations expressly stated therein, if not unlimited, and as otherwise specified in this Release, regardless of the circumstances of Executive’s termination.

6.             Representations by Executive.

(a)       No Pending Disputes. Executive represents and warrants that no litigation, dispute or other proceeding has been filed or is pending by Executive against Company or any other Company Releasee, and that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

(b)         Covenant Not to Sue. Except as expressly set forth in Section 3 of this Release, Executive represents and warrants that he will not sue, or make any other legal claim or charge against any of the Company Releasees to assert any Claim released by this Release. In furtherance of the foregoing, Executive shall not institute, nor be represented as a party in, any lawsuit, claim, complaint or other proceeding brought against any of the Company Releasees relating to Executive’s employment with or provision of services to any Company Releasee or arising out of or relating to any act or omission by any Company Releasee occurring up to and including the date on which Executive signs this Release under any federal, state or local laws, rules, regulations or any other basis, except as provided in Section 3 of this Release. Further, Executive shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings), except as provided in Section 3 of this Release. In the event that Executive institutes, is a knowing participant, or is a willing member of a class that institutes any such action in contravention of this Section 6(b) and the release of Claims in Section 2 hereof, Executive’s Claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Release.

(c)         No Pending Obligations Owed by Company. Executive represents and warrants that Executive has received all wages and compensation owed through the date Executive signs this Release and that Executive has received all other amounts due from Company through the date Executive signs this Release, including, but not limited to, bonuses, commissions, reimbursements, and any other benefits to which Executive may be entitled from any of Company Releasees, except for the Accrued Obligations (if not already paid to Executive pursuant to the Employment Agreement) and the Termination Compensation provided under Section 5(e) of the Employment Agreement, which will be paid as contemplated herein, and any vested benefits under any Company Releasee’s employee benefit plans, which shall be governed by the terms of the applicable plan document and award agreements. Executive further represents and warrants that Executive: (i) has been provided with all leave or other accommodations (including under the Family and Medical Leave Act and/or the Americans with Disabilities Act) to which Executive may have been entitled, if any; and (ii) has not suffered any workplace illness or injury other than any illness or injury which Executive has already advised Company in writing, if any.

(d)          Return of Property/No Improper Disclosure. Executive represents and warrants that Executive has returned all Company property as of the date Executive signs this Release. Executive represents and warrants that Executive has not disclosed any Confidential Information (as defined in the Employment Agreement) except as specifically authorized in the performance of Executive's duties for Company or as otherwise permitted in the Employment Agreement.

(e)         No Violations. Executive represents and warrants to Company that, at all times prior to and including the date on which Executive signs this Release, Executive (i) has acted in good faith on behalf of Company, (ii) has acted within the scope of his authority under the Employment Agreement, (iii) has believed that his actions were in the best interest of Company, and (iv) has not committed any acts or omissions in the course of performing his duties for Company or any other Company Releasee that constitute improper self-dealing, embezzlement, theft, gross negligence, fraud, willful misconduct, breach of a fiduciary duty, knowing violation of applicable law, knowing and material violation of Company policy applicable to Executive, or another material breach of the Employment Agreement, including, without limitation, violation of the confidentiality, non-solicitation or non-competition covenants in the Employment Agreement.

(f)           Effect of Breach of Section 6(b) or Section 6(e). If the Board determines in good faith, pursuant to a resolution adopted by the Board, that Executive has breached the provisions of Section 6(b) or Section 6(e) hereof, then Company shall provide written notice to the Trustee (as defined in the Rabbi Trust) to stop making payments of the Severance to Executive (the “Dispute Notice”), with a copy of such Dispute Notice simultaneously provided to Executive, and the Severance shall remain in the Rabbi Trust pending resolution of any dispute between the Parties (in accordance with Section 13 hereof) regarding Executive’s breach of such provision in Section 5 hereof. Within two (2) business days following the earlier of either (i) the effective date of a settlement agreement entered into between the Parties as a result of pre-dispute mediation regarding Executive’s breach of Section 6(b) or 6(e) hereof in accordance with Section 13 hereof or (the “Settlement”), or (ii) the date of a final, non-appealable judgment issued by a court of competent jurisdiction in accordance with Section 13 hereof resolving a dispute between the Parties regarding Executive’s breach of Section 6(b) or 6(e) hereof (the “Final Judgment”), Company shall provide written notice to the Trustee, with a copy to Executive, of such Settlement or Final Judgment and instructions to the Trustee on distribution of the Trust assets in accordance with the terms of the Settlement or the Final Judgment (the “Resolution Notice”). Within three (3) business days following the date on which the Trustee receives the Resolution Notice, the Trustee shall distribute the Trust assets in accordance with the instructions provided on the Resolution Notice. Executive further agrees to indemnify and hold harmless any Company Releasee from and against any damages incurred by such Company Releasees arising out of or relating to breach of this Section 6 by Executive.

7.           Termination Without Cause; Indemnification; Company Limited Release and Covenant Not to Sue. In reliance on the accuracy of Executive’s representations and warranties in Section 6(e) of this Release and no current knowledge of the Board to the contrary, Company hereby agrees:

(a)          that Executive’s employment is terminated by Company without Cause pursuant to Section 5(e) of the Employment Agreement, effective May 9, 2023;

(b)          that Executive has been and, following the execution of this Release, will continue to be, entitled to indemnification and to advancement of his expenses by Company pursuant to and in accordance with Section 20 of the Employment Agreement, Company’s Bylaws, and the Nevada Business Corporation Act, Nev. Rev. Stat. §78.010 et seq.; and

(c)         not to sue Executive with respect to claims arising out of or related to any acts or omissions committed or omitted by Executive during the course of his employment with Company and hereby releases all claims, causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, against Executive, directly or indirectly, arising up to and including the date on which Company signs this Release; provided, however, that if the Board determines in good faith, pursuant to a resolution adopted by the Board, that an act or omission by Executive has violated Executive’s representations and warranties in Section 6(e) of this Release, such act or omission will be excluded from Company’s covenants and releases under this Section 7 and Company reserves all rights under law and equity to enforce its rights against Executive (including, for the avoidance of doubt, against the Rabbi Trust) in the event of Executive’s breach of this Release, specifically including, without limitation, the representations and warranties by Executive in Section 6(e) of this Release. The foregoing waiver and release by Company shall not apply to or affect Company’s rights to enforce Executive’s obligations as prescribed by this Release.

8.           Non-Admission of Liability. Nothing in this Release shall be construed as an admission of liability by Executive, Company or any other Company Releasee, or as an admission that Company or any other Company Releasee has acted in any way wrongfully towards Executive, or that Executive has acted in any way wrongfully towards Company or any other Company Releasee.

9.            Binding Release. This Release is binding on the Parties hereto and their respective successors, heirs, administrators, executors, and assigns. The rights and benefits of Executive under this Release being personal to the Executive, they may not be assigned by Executive without the prior written consent of Company; provided, however, Executive expressly acknowledges and agrees that the provisions of this Release, and any and all terms which are expressly incorporated herein, are enforceable against Executive by Company's affiliates, successors and/or assigns or any other Company Releasee, which shall be deemed third party beneficiaries hereof.

10.           Entire Understanding. This Release constitutes the sole and entire agreement of the Parties with respect to termination of Executive’s employment by Company, and supersedes any prior or contemporaneous understandings or agreements between the Parties, whether oral or written, on such subject matter, except as expressly provided herein; provided, that, the post-termination provisions of the Employment Agreement and any stock or stock-linked award agreement shall remain in full force and effect, including but not limited to the restrictive covenants and other obligations thereof.

11.          Severability. In case any one or more of the provisions in this Release, or of those surviving post-termination provisions of the Employment Agreement incorporated herein, or a portion thereof, shall be held to be invalid, illegal or unenforceable for any reason, (except for the waiver/release provision of Sections 2 and 7(c) above), the invalidity, illegality or unenforceability of any provisions or portions shall not affect any other provision or portion hereof; this Release shall be construed as if the invalid, illegal or unenforceable provision or portion had never been contained in this Release.

12.         Governing Law; Venue. The law, including the statutes of limitation, of the State of Texas shall govern this Release, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to its or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

13.          Dispute Resolution. The Parties agree that, except as otherwise provided in this Release, any controversy, claim or dispute arising out of or relating to this Release or the breach thereof, shall first be submitted to mediation conducted by the Judicial Arbitration and Mediation Service (JAMS). The Parties agree to attempt in good faith to resolve any such dispute in the course of such mediation. If any such dispute is not resolved by mediation, the Parties agree that such dispute shall be submitted to the exclusive jurisdiction and venue of any state or federal court located in the State of Texas, Dallas County over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Release. Each of the Parties irrevocably agrees to waive any and all rights they may have to trial by jury in any action, proceeding or claim of any nature relating to this Release, or the enforcement of this Release, and acknowledges that such waiver is knowing and voluntary. In the event of any dispute regarding the interpretation or enforcement, or otherwise arising out of this Release, the prevailing Party shall be entitled to an award of its or his reasonable attorneys’ fees and costs, including through appeal.

14.           Revocation Period. Executive has the right to revoke this Release within seven (7) calendar days after Executive’s execution of this Release by giving notice in writing of such revocation to: Michael Francis, c/o RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038 (with copy via email to: michael@rumbleon.com). No revocation shall be timely or effective unless actually received by Company within the seven-day revocation period. In the event that Executive revokes this Release prior to the Effective Date of this Release (defined below), this Release, and the promises and obligations of the Parties contained herein, shall automatically and retroactively be deemed null and void and Company's and Executive’s rights, remedies, and obligations to each other shall be reinstated as if this Release had never been executed or delivered.

15.           Effective Date. This Release shall become effective on the eighth (8th) calendar day following execution by Executive, where not timely revoked (the "Effective Date").

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties freely and voluntarily execute this Release as follows:

RumbleOn, Inc.	Executive

/s/ Michael Francis	/s/ Peter Levy
By: Michael Francis	Peter Levy
General Counsel

Date: May 9, 2023	Date: May 9, 2023

Schedule 1

Severance (per Section 5(e) of Employment Agreement): $3,375,000, less applicable taxes and withholdings

Restricted Stock Units granted February 2, 2023:

125,001 Restricted Stock Units outstanding as of the Termination Date

Restricted Stock Units granted March 17, 2022:

29,498 Restricted Stock Units outstanding as of the Termination Date

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